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                                                                    EXHIBIT-4.1

                                KFORCE.COM, INC.
                              STOCK INCENTIVE PLAN
                              (AS OF APRIL 1, 2001)


         1. PURPOSE. The purpose of this Stock Incentive Plan (the "Plan") is to further the interests of kforce.com, Inc., a Florida corporation (the "Company"), its subsidiaries and its shareholders by providing incentives in the form of grants of stock options, stock appreciation rights and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. This Plan is a continuation, in the form of an amendment and restatement, of an existing plan previously known as the Romac International, Inc. Incentive Stock Option Plan.

         2.       DEFINITIONS. The following definitions shall apply to this
Plan:

                  (a) "AWARD" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock.

                  (b)      "BOARD" means the board of directors of the Company.

                  (c) "CHANGE OF CONTROL" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent or more of the total number of shares entitled to vote in the election of directors of the Board, (ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

                  (d) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (e) "COMMITTEE" means the Stock Incentive Committee appointed by the Board. The Committee shall consist of not less than three (3) members of the Company's Board who (i) are not Employees of the Company, (ii) are "disinterested persons," as that term is defined in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended, or any successor statute or regulation regarding the same subject matter, and (iii) are "outside directors," as that term is defined in Treasury Regulation Section 1.162-27 and as contemplated by Section 162(m) of the Code (dealing with certain employee remuneration in excess of $1 million), or any successor statute or Treasury Regulation regarding the same subject matter.

                  (f) "COMMON STOCK" means the Common Stock, par value $.01 per share of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 10 herein.

                  (g)      "COMPANY" means kforce.com, Inc.

                  (h) "DATE OF GRANT" means the date on which the Option, Restricted Stock or SAR, whichever is applicable, is granted.

                  (i) "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.


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                  (j)      "EMPLOYEE" means any person employed on an hourly or
salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                  (k) "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Common Stock as reported by The NASDAQ Stock Market on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

                  (l) "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                  (m) "NONQUALIFIED STOCK OPTION" means a stock option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                  (n) "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

                  (o) "OPTION AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of an Option Award granted to the Recipient.

                  (p) "OPTION SHAREHOLDER" shall mean an Employee who has exercised his or her Option.

                  (q) "OPTION SHARES" means Shares issued upon exercise of an Option.

                  (r) "PERIOD OF RESTRICTION" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which the Restricted Stock Shares subject to such Award are released from all restrictions imposed upon such Shares.

                  (s)      "PLAN" means this kforce.com, Inc. Stock Incentive
Plan.

                  (t) "RECIPIENT" means an individual who receives an Award.

                  (u) "RESTRICTED STOCK" means an Award granted to a Recipient pursuant to Section 8 hereof.

                  (v) "RESTRICTED STOCK AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of a Restricted Stock Award granted to the Recipient.

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                  (w)      "SAR AGREEMENT" means a written agreement entered
into between the Company and a Recipient which sets out the terms and restrictions of a SAR Award granted to the Recipient.

                  (x) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

                  (y) "STOCK APPRECIATION RIGHT" or "SAR" means an Award, designated as a SAR, granted to a Recipient pursuant to Section 7 hereof.

                  (z) "SUBSIDIARY" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

         3. ADMINISTRATION. This Plan will be administered by the Committee. The Committee has the exclusive power to select the Recipients of Awards pursuant to this Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an Eligible Person warrants an Award under this Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

         4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan shall be 12,000,000. If an Award should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to such Award shall, unless the Plan has then terminated, be available for other Awards under the Plan.

         5. ELIGIBILITY. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under this Plan. The Committee's grant of an Award to a Recipient in any year does not require the Committee to grant an Award such Recipient in any other year. Furthermore, the Committee may grant different Awards to different Recipients and has full discretion to choose whether to grant Awards to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

         6. OPTIONS. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient will satisfy the following requirements:

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                  (a)      WRITTEN AGREEMENT. Each Option granted to a Recipient
will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.

                  (b) NUMBER OF SHARES. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option. The maximum number of Shares of Common Stock to be granted to any Recipient in any one year shall be limited to 500,000 Shares. This maximum grant is intended to satisfy the requirements of Treasury Regulation Section 1.162-27 and Section 162(m) of the Code, or any successor statute or Treasury Regulation regarding the same subject.

                  (c) EXERCISE PRICE. Except as provided in Section 6(l), the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant. However, in the case of Options intended to be Nonqualified Stock Options issued to any officer of the Company subject to the limitations of Section 162(m) of the Code, the exercise price shall be at least one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the Date of Grant, such that the amount of compensation such Employee shall realize on exercise shall be based solely on the increase in the value of the Shares of Common Stock subsequent to the Date of Grant, as required by Treasury Regulation Section 1.162-27. Notwithstanding the foregoing, such exercise price may be less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the Date of Grant if the amount below Fair Market Value is attributable to the attainment of a performance goal that satisfies the requirements of Treasury Regulation Section 1.162-27 and Section 162(m) of the Code, or any successor statute or Treasury Regulation regarding the same subject matter.

                  (d) DURATION OF OPTION. Except as provided in Section 6(l), an Incentive Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Incentive Stock Option at grant. Except as provided in Section 6(l), a Nonqualified Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the Nonqualified Stock Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option granted to the Recipient, the Option shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section. Furthermore, expiration of an Option may be accelerated under subsection (j) below.

                  (d) VESTING OF OPTION. Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

                  (f) DEATH. In the case of the death of a Recipient, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's death, the Incentive Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under
Section 10 herein. In the case of the death of a Recipient, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under
Section 10 herein.

                  (g) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, an Incentive Stock Option granted to

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the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above. During the one-year period following the Recipient's termination of employment or affiliation by reason of disability, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.

                  (h) RETIREMENT. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, an Incentive Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above. During the 90-day period following the Recipient's normal retirement, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, a Nonqualified Stock Option granted to the Recipient will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

                  (i) TERMINATION OF SERVICE. If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), an Option granted to the Recipient shall lapse immediately following the last day that the Recipient is employed by or affiliated with the Company. However, the Committee may, in its sole discretion, either at grant of the Option or at the time the Recipient terminates employment, delay the expiration date of the Option to a date after termination of employment; provided, however, that the expiration date of an Incentive Stock Option may not be delayed more than 90 days following the termination of the Recipient's employment or affiliation with the Company. During any such delay of the expiration date, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

                  (j) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

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                  (k)      CONDITIONS REQUIRED FOR EXERCISE. Options granted to
Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Option Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 9 of the Plan. Each Agreement shall specify any additional conditions required for the exercise of the Option.

                  (l) TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

                  (m) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

                  (n) METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than 1,000 Shares, or, if less, 100 percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

                  (o) LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

                  (p) DESIGNATION OF BENEFICIARY. Each Recipient shall designate, in the Option Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Option Agreements.

                  (q) NONTRANSFERABILITY OF OPTION. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Option are exercisable only by the Recipient.

         7. STOCK APPRECIATION RIGHTS. Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the grant of the Option), or alone and unrelated to an

Option. Each SAR granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each SAR granted to an Employee will satisfy the following requirements:

                  (a) WRITTEN AGREEMENT. Each SAR granted to an Employee will be evidenced by a SAR Agreement. The terms of the SAR Agreement need not be identical for different Recipients. The SAR Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular SAR.

                  (b) NUMBER OF SARS. Each SAR Agreement shall specify the number of SARs granted to the Recipient.

                  (c) EXERCISE PRICE. The exercise price of the SAR shall equal the exercise price designated by the Committee on the Date of Grant. A SAR granted alone and unrelated to an Option may be granted at such exercise price as the Committee may determine in its sole and absolute discretion. A SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the Option.

                  (d) DURATION OF OPTION. Each SAR granted to a Recipient shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the SAR at grant. If the Recipient's employment with the Company terminates before the expiration date of a SAR, the SARs owned by the Recipient shall expire on the earlier of the date stated in this subsection (d) or the date stated in following subsections of this Section 7. Furthermore, expiration of a SAR may be accelerated under subsection (j) below.

                  (e) VESTING OF SAR. Each SAR Agreement shall specify the vesting schedule applicable to the SAR. The Committee, in its sole and absolute discretion, may accelerate the vesting of any SAR at any time.

                  (f) DEATH. In the case of the death of a Recipient, the SAR shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the SAR expires, the SAR may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 10 herein.

                  (g) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the SAR shall expire on the one-year anniversary date of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 10 herein.

                  (h) RETIREMENT. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the SAR will expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date in establishing the terms of the SAR at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the SAR expires, the SAR may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 10 herein.

                  (i) TERMINATION OF SERVICE. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all SARs held by the Recipient shall lapse immediately following the last day that the Recipient is employed by the Company. However, the Committee may, in its sole discretion, either at grant of the SAR or at the time the Recipient terminates employment, delay the expiration date of the SAR to a date after termination of employment. During any such delay of the expiration date, the SAR may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 10 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the SAR shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

                  (j) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to accelerate the expiration of the SARs to the 10th day after the effective date of the Change of Control.

                  (k) CONDITIONS REQUIRED FOR EXERCISE. SARs granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the SAR Agreement. Each SAR Agreement shall specify any additional conditions required for the exercise of the SAR.

                  (l) METHOD OF EXERCISE. A SAR granted under this Plan shall be deemed exercised when the person entitled to exercise the SAR delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, and complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. A partial exercise of a SAR will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

                  (m) DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the SAR Agreement he executes, a beneficiary to receive SARs awarded hereunder in the event of his death prior to full exercise of such SARs; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding SAR Agreements.

                  (n) NONTRANSFERABILITY OF SARS. No SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Recipient under this Plan shall be exercisable during his or her lifetime only by such Recipient.

         8. RESTRICTED STOCK. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Recipients in such amounts as the Committee shall determined in its sole and absolute discretion. Each Restricted Stock Award granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

                  (a) WRITTEN AGREEMENT. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for different Recipients. The Restricted Stock Agreement shall specify the Period of Restriction, or Periods. In addition, the Restricted Stock Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular Restricted Stock Award.

                  (b) NUMBER OF SHARES. Each Agreement shall specify the number of Restricted Stock Shares awarded to the Recipient.

                  (c) TRANSFERABILITY. Except as provided in this subsection (c), the Restricted Stock Shares granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee at grant and specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee at grant and specified in the Restricted Stock Agreement.

                  (d) OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any Restricted Stock Shares granted pursuant to this Plan as it may deem advisable including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, and/or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon lapsing of restrictions. Such cash payments, if imposed, will be in an amount not less than the par value of the Restricted Stock Shares.

                  (e) CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 8(d) above, each certificate representing Restricted Stock Shares granted pursuant to this Plan shall bear the following legend:

                  "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the kforce.com, Inc. Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated _____. A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of kforce.com, Inc."

                  (f) REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Section 8, Restricted Stock Shares shall become freely transferable by the Recipient after the last day of the Period of Restriction. Once the Restricted Stock Shares are released from the restrictions, the Recipient shall be entitled to have the legend required by subsection (e) above removed from his Share certificate.

                  (g) VOTING RIGHTS. During the Period of Restriction, Recipients holding Restricted Stock Shares may exercise full voting rights with respect to such Shares.

                  (h) DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Recipients holding Restricted Stock Shares shall be entitled to receive all dividends and other distributions paid with respect to such Shares while they are so held. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Shares with respect to which they were paid.

                  (i) DEATH. In the case of the death of a Recipient, the restrictions on the Recipient's Restricted Stock Shares shall expire on the date of the Recipient's death.

                  (j) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

                  (k) RETIREMENT. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the restrictions on the Recipient's Restricted Stock Shares shall expire on the Recipient's last day of employment.

                  (l) TERMINATION OF SERVICE. If the Recipient ceases employment for any reason other than death, disability, or retirement (as described above), all nonvested Restricted Stock Shares held by the Recipient shall be forfeited immediately and returned to the Company; provided, however, that the Committee, in its sole and absolute discretion, shall have the right to provide for expiration of the restrictions on Restricted Stock Shares following termination of employment, upon such terms and provisions as it deems proper.

                  (m) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to remove immediately all restrictions on Restricted Stock Shares as of the date of the Change of Control.

                  (n) DESIGNATION OF BENEFICIARY. Each Recipient shall designate, in the Restricted Stock Agreement he executes, a beneficiary to receive Restricted Stock Shares awarded hereunder in the event of his death prior to removal of all restrictions on such Shares; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Restricted Stock Agreements.

         9. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Award under this Plan.

         Awards can be granted, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option or a SAR or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option or SAR as a condition to his exercise of the Option or SAR. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         10. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Awards are authorized to be granted under this Plan, the number and class of Shares then subject to Awards previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Award outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Award granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with such event.

         11. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

         12. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the company, the Plan, Recipients or Eligible Persons are subject. Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Award was granted or the holder currently entitled to exercise it.

         13. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

         14. DURATION OF PLAN. Awards may be granted under this Plan only during the 10 years immediately following the original effective date of this Plan.

         15. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

         16. EFFECTIVE DATE. The effective date of this Plan, as amended, shall be the earlier of (i) the date on which the Board adopts the amended Plan or (ii) the date on which the Shareholders approve the amended Plan.